Exhibit (10)-ff

LETTER WAIVER

To:    Bausch & Lomb B.V. (the Company)
   Koolhovenlaan 110
   1119 NH Schiphol-Rijk
   The Netherlands

Fax:    +31 20 6554 651
Attn:   Financial Controller

and:    Bausch & Lomb Incorporated (the Guarantor)
One Bausch & Lomb Place
Rochester
New York 14604
United States of America

Fax:   +1 585 338 8188
Attn:     Corporate Treasury Operations

  Wednesday, August 30th, 2006

  Dear Sirs,

  US$375,000,000 credit agreement dated 29 November 2005 (as amended) between (among others) the Company, the Guarantor and Citibank International plc as facility agent (the Agreement)

1.	Background

(a)	This letter is supplemental to and amends the Agreement.

(b)
Pursuant to Clause 25 (Amendments and Waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.	Interpretation

(a)	Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)
The provisions of Clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

(c)
Effective Date means 6:00 p.m. (Rochester, New York time) 2 October, 2006, provided that the Facility Agent shall have given notification to the Obligors that it has received a copy of this letter countersigned by the Company and the Guarantor.

3.	Amendments

(a)	Subject to subparagraph (b) below, the Agreement will be amended from the Effective Date in accordance with subparagraph (c) below.

(b)	The Agreement will not be amended by this letter unless the Facility Agent has received a copy of this letter countersigned by the Company and the Guarantor on or before the Effective Date.

(c)	The Agreement will be amended as follows:

(i)	Clause 19.11(a)(ii) (BLIO Matters) of the Agreement shall be amended by deleting the reference to “2 October” in the last line thereof and replacing it with “15 December”;

(ii)	the definition of Other Announcements shall be amended as follows:

(i) deleting the word “and” at the end of subparagraph (ix);

(ii) deleting the full stop after the words "15 May, 2006 press release" at the end of subparagraph (x) and replacing it with a semi-colon; and

(iii) inserting new subparagraphs (xi) to (xiv), inclusive as follows:

"(xi) press release dated 19 May, 2006 (IRS Notice of Administrative Adjustment for 1999 Tax Year);

(xii) Form 8-K, filed 19 May, 2006;

(xiii) Form 8-K, filed 8 August, 2006; and

(xiv) Form 12b-25, filed 8 August 2006."; and

(iii)	the definition of Waiver Termination Date in Clause 19.11(b) of the Agreement shall be deleted in its entirety and replaced with the following:

  “Waiver Termination Date means the earlier of:
          (i) 6:00 p.m. (Rochester, New York time) on 15 December, 2006; and

(ii) the date (if any) on which the trustee or holders of not less than 25 per cent. of the principal amount of outstanding securities under any series with an outstanding principal amount of at least US$50,000,000 under the Indenture have given to the Guarantor notice that the principal amount of such securities is due and payable immediately.".

4.	Guarantee

  The Guarantor:

(a)	agrees to the amendment of the Agreement as contemplated by this letter; and

(b)	with effect from the Effective Date, confirms that the guarantee given by it under the Agreement will:

(i) continue in full force and effect; and

(ii) extend to the liabilities and obligations of the Company to the Finance Parties under the Finance Documents as amended by this letter.

5.	Amendment fee

(a)
In further consideration for the matters contemplated by this letter, the Company must pay to the Facility Agent for the account of the Lenders which consented on or before the date of this letter to the amendments to the Agreement contemplated by this letter (the Consenting Lenders) a monthly fee equal to 0.10 per cent. of the total Commitments of the Consenting Lenders. The first such monthly fee shall be payable no later than 3 October, 2006, and subsequent monthly fees will be due on the first Business Day of each month thereafter that the Guarantor is delayed in filing its financial statements prior to the Waiver Termination Date. Payments will be made to the account notified to the Company by the Facility Agent for this purpose. Any payment that would have otherwise been due and payable for October 2006 under the 17 May, 2006 amendment to this Agreement shall be covered by the above payment.

(b)
All amounts payable under this letter are exclusive of any value added tax or other taxes of any nature and will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any matter whatsoever and all such payments shall be made free and clear and without deduction for or on account of any present or future taxes, charges, deductions or withholdings.

6.	Miscellaneous

(a)	This letter is a Finance Document and a Fee Letter.

(b)	From the Effective Date, the Agreement and this letter will be read and construed as one document.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)
Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

7.	Governing law

      This letter is governed by English law.

…/s/ Olu Dara and Jane Horner ..
For
CITIBANK INTERNATIONAL PLC
as Facility Agent for and on behalf of the Finance Parties

We agree with the terms of this letter.

…/s/ Efrain Rivera………………………..
Efrain Rivera, Vice President & Treasurer
For
BAUSCH & LOMB B.V.

Date: August 28, 2006

…/s/ Stephen C. McCluski………………...
Stephen C. McCluski
Sr. Vice President and CFO
For
BAUSCH & LOMB INCORPORATED

Date: August 28, 2006